EXHIBIT 23.1

CONSENT OF STARK WINTER SCHENKEIN & CO., LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of our report dated March 14, 2007 (except for Note 13, dated March 27, 2007) relating to the consolidated financial statements of US Gold Corporation (the “Company”), which appears in the Annual Report of the Company on Form 10-KSB for the year ended December 31, 2006.  We also consent to the reference to us under the heading “Experts” in the Registration Statement and any amendments thereto.

Stark Winter Schenkein & Co., LLP

/s/ STARK WINTER SCHENKEIN & CO., LLP
Denver, Colorado
March 13, 2009